Amalgamated Financial Corp.

Incentive Compensation Recovery Policy (the “Policy”)

1. Mandatory Recovery in Event of Restatement. If Amalgamated Financial Corp. (the “Company”) is required to prepare a Restatement, the Company’s board of directors (the “Board”) shall, unless the Board determines it to be Impracticable, take reasonably prompt action to recover all Recoverable Compensation from any Covered Person. The Company’s obligation to recover Recoverable Compensation is not dependent on if or when the restated financial statements are filed.

2. Discretionary Recovery in Event of Misconduct.
(i)    If the Board determines, in its sole discretion, that a Covered Person has engaged in “Misconduct,” meaning that they were terminated for “Cause” under the Severance Policy or that they:
(a)    participated in the altering, inflating and/or inappropriate manipulation of the Company’s performance and/or financial results;
(b)    violated the Company’s Code of Ethics and Business Conduct;
(c)    has otherwise engaged in fraud or willful misconduct; or
(d)    has failed to manage or monitor Company conduct or risks; and
(ii)    such conduct or failure to act:
(a)    adversely compromised the security, stability, operation or reputation of the Company; or
(b)    caused or otherwise contributed to the need for a Restatement;
    Then Recoverable Compensation, may, in the sole discretion of the Board, be recovered by the Company. The amount of Recoverable Compensation shall be determined by the Board in its sole discretion, based on an analysis of the facts and circumstances (including taking into account any amounts that would not have been paid but for the conduct or failure to act as set forth in this section) and the impact to the Company.

3. Methods of Recovery. Subject to applicable law, the Board may seek to recover Recoverable Compensation by requiring a Covered Person to repay such amount to the Company; by adding “holdback” or deferral policies to Incentive-Based Compensation; by adding post-vesting “holding” or “no transfer” policies to equity awards; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

Before the Board makes a final determination as to whether any recovery of Recoverable Compensation is required under the Policy from a Covered Person, the Committee shall provide the Covered Person with written notice thereof and the opportunity to be heard at a duly held meeting of the Board, which may take place either in person or by way of a conference or video call, as determined by the Board. To the extent practicable and as permitted by all applicable laws, including, without limitation, federal securities laws and Exchange listing standards, all investigations and related findings under this Policy shall be conducted, undertaken and treated in a confidential manner.
4. Administration of Policy. The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 and any applicable rules or standards adopted by the SEC or an Exchange.

5. Acknowledgement. The Board shall provide notice to and seek written acknowledgement of this Policy from each Covered Person, and the Board may require that any employment agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy; provided that the failure to provide such notice or obtain such acknowledgement or agreement shall have no impact on the applicability or enforceability of this Policy.

6. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified against the loss of any Recoverable Compensation.

7. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the U.S. Securities and Exchange Commission (the “SEC”) (including, without limitation, Rule 10D-1 promulgated under the Exchange Act and any applicable Exchange listing standard.

8. Effective Date. The effective date of this Policy is October 2, 2023 (the “Effective Date”). This Policy applies to Incentive-Based Compensation received by Covered Persons on or after the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive-Based Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

Without limiting the scope or effectiveness of this Policy, Incentive-Based Compensation received by Covered Executives prior to the Effective Date remains subject to the Company’s prior policies. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive-Based Compensation, unless any such agreement expressly prohibits such right of recovery. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

    9. Amendment and Termination. The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by an Exchange.

10. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Applicable Period” means, for purposes of mandatory recovery under Section 1, the three completed fiscal years immediately preceding the earlier to occur of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

“Applicable Period” means, for purposes of discretionary recovery under Section 2, the three completed fiscal years immediately preceding the date that the Board determines, in its sole discretion, that a Covered Person has engaged in Misconduct.

“Applicable Period,” for purposes of this Policy, also includes, in addition to the three fiscal year period described in the preceding sentences, any transition period (that results from a change in the Company’s fiscal year) within or immediately following that completed three fiscal year period; provided, further, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

“Covered Person” means any Executive Officer or Key Employee.

“Exchange” means any national securities exchange or national securities association upon which the Company has a class of securities listed.

“Executive Officer” includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company. The term “policy-making function” excludes policy-making functions that are insignificant. At a minimum, the term “Executive Officer” shall include all executive officers identified in SEC filings pursuant to Item 401(b) of Regulation S-K, 17 C.F.R. §229.401(b).

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part (including “non-GAAP” financial measures, such as those appearing in earnings releases) from such measures; provided, however, that any such measure need not be presented within the Company’s financial statements or included in a filing made with the SEC. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures (such as free cash flow), return measures (such as return on assets or return on invested capital), profitability of one or more segments, and cost per employee. Stock price and total shareholder return (“TSR”) also are Financial Reporting Measures.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable Exchange listing standard, the Compensation Committee determines that recovery of the Recoverable Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in enforcing this Policy and recovering the otherwise Recoverable Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Recoverable Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of the Recoverable Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. The Company must: (i) in the case of clause (i) of the preceding sentence, prior to making that determination, make a reasonable attempt to recover any Recoverable Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; and (ii) in the case of clause (ii) of the preceding sentence, obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and provide that opinion to the Exchange.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; for purposes of discretionary recovery under Section 2, “Incentive-Based Compensation” may also include, as permitted by law: (i) discretionary cash bonuses; (ii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iii) equity awards that vest solely on the passage of time. For avoidance of doubt, Incentive-Based Compensation that is deferred (either mandatorily or voluntarily) under the Company’s non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon, are subject to this Policy.

“Key Employee” means those individuals listed on Exhibit A of the Policy.

“Received” – Incentive-Based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Incentive-Based Compensation that is not that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure is deemed “Received” in any Company fiscal period during which it is earned or vested, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means, for purposes of mandatory recovery under Section 1, all Incentive-Based Compensation (calculated on a pre-tax basis) Received on or after October 2, 2023 by a Covered Person: (i) after beginning service as an Executive Officer or Key Employee; (ii) who served as an Executive Officer or Key Employee at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on an Exchange; and (iv)

during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Performing Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation Received by the Covered Person originally was based; and (ii) the Company must maintain documentation of the determination of the reasonable estimate and provide such documentation to the Exchange.

For purposes of discretionary recovery under Section 2, “Recoverable Compensation” means all Incentive-Based Compensation Received on or after October 2, 2023 by a Covered Person: (i) after beginning service as an Executive Officer or Key Employee; (ii) who served as an Executive Officer or Key Employee at any time during the Applicable Period; and (iii) while the Company had a class of securities listed on an Exchange.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

Adopted by the Board of Directors on December 1, 2023

Exhibit A
Key Employees

1.Chief Information Security Officer
2.Chief Trust Officer
3.BSA Officer
4.Chief Compliance Officer
5.Chief Audit Executive
6.Senior Vice President, Mid-Atlantic Region
7.Chief DEI Officer
8.Executive Director of the Amalgamated Charitable Foundation
9.Chief Sustainability Officer
10.Senior Vice President, Northeast Region
11.Senior Vice President, New England Region
12.Senior Vice President, Western Region
13.Senior Vice President, Institutional Trust and Investments
14.Deputy Chief Credit Risk Officer
15.Senior Credit Risk Officer CRE
16.Treasurer
17.Trust Compliance and Risk Officer